Exhibit 99

Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors Jay S. Moore Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 22, 2014– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 30, 2013.

Fiscal 2013 Fourth Quarter Highlights

●	Consolidated sales of $83.1 million for the fourth quarter of 2013; increased 8.2% as compared to the fourth quarter of 2012;
●	Operating income for the quarter of $3.4 million, up $0.9 million, or 36%, from $2.5 million for the prior year quarter;
●	Wholesale sales increased 5.4% compared to the prior year quarter;
●	Company-owned store delivered sales increased 5.9% compared to the prior year quarter, including a 3.0% increase from the 50 comparable stores; and
●	Declared a special dividend of $2.2 million or $0.20 per share.

On a consolidated basis, the Company reported net sales for the fourth quarter of 2013 of $83.1 million as compared to $76.8 million for the fourth quarter of 2012, an increase of $6.3 million or 8.2%. Operating income for the quarter was $3.4 million, or 4.1% of sales, an increase of $0.9 million, or 36%, from $2.5 million for the prior year quarter. The Company reported net income of $1.6 million or $0.15 per diluted share for the fourth quarter of 2013 compared to net income of $16.9 million or $1.55 per diluted share in the fourth quarter of 2012. The prior year quarter included a $15.9 million tax benefit associated with the reduction of certain valuation reserves against the Company’s deferred tax assets. Excluding this tax benefit, net income for the prior year quarter would have been $1.0 million or $0.09 per diluted share as compared to $1.6 million or $0.15 per diluted share for the current year quarter.

“Sales growth of 8.2% for our fourth quarter built on the significant accomplishments that were made at Bassett in fiscal 2013”, commented Robert H. Spilman, Jr., President and Chief Executive Officer. “This year consisted of 53 weeks instead of 52. Normalizing for the extra week, fiscal 2013 consolidated revenue grew 17%, comparable retail same store sales grew by 5.6%, and wholesale shipments to customers outside of our store network increased by an impressive 35%. Fourth quarter operating income of $3.4 million represented a 36% increase over the same period in 2012. For the year, operating income nearly doubled to $10.0 million, or 3.1% of sales.”

“In addition to improving our performance in 2013, we invested $14 million of capital to further enhance operations and future revenue growth,” continued Spilman. “The integration of our new retail operating system was finalized during the fourth quarter, the culmination of a yearlong project. Our enterprise wide technology software was successfully upgraded to our supplier’s latest version during the second half of the year. And, importantly, we opened three new stores and repositioned two others in markets when leases had expired and we sought to upgrade our stores’ locations.”

“Looking ahead to 2014, we are optimistic that we can build on the momentum that we established during the past year,” added Spilman. “Our retail sales channel remains the solid foundation upon which we drive the Bassett brand, our marketing, and our wholesale sales and profitability. Our store expansion will ramp up significantly in the first half as we add five new stores and reposition two others. Activity will slow during the second half with three more repositions. Due to the unprecedented level of store construction activity taking place in a compressed time frame, we will experience an inordinate amount of startup costs during the first two quarters of 2014. This includes pre-opening costs (rent, training, payroll, etc.) that are incurred in the construction period prior to the opening of the store. Also included are losses that take place until our special order furniture is actually delivered to customers and recorded on our income statement. The combination of these factors can mean total startup costs of $0.3 to $0.4 million per store. We look forward to the normalized operating results of these stores in the second half and their corresponding financial contribution. We have also recently announced renovations to our upholstery facilities in Newton, N.C. and the expansion of our casual dining operation in Martinsville, VA. Both of these divisions experienced significant growth in 2013, manufacturing and assembling furniture in the United States. All told, we plan on investing a similar amount of capital in our business in 2014 as we did in 2013.”

“Finally, we were pleased that our Board of Directors authorized a 20% increase to our quarterly dividend earlier this year”, said Spilman. “And, of course, the Board approved a $0.20 special dividend at year end that was distributed last month. The Company also retired some $1.8 million of its common stock over the course of 2013. We will continue to follow a balanced path of capital allocation as we endeavor to simultaneously grow our business and enhance shareholder value.”

Wholesale Segment

Net sales for the wholesale segment were $54.6 million for the fourth quarter of 2013 as compared to $51.8 million for the fourth quarter of 2012, an increase of $2.8 million or 5.4%. Wholesale shipments to the open market (outside the Bassett Home Furnishings store network) increased 12% and shipments to the Bassett Home Furnishings store network increased by 0.2% compared to the prior year quarter. Gross margins for the wholesale segment were 33.3% for the fourth quarter of 2013 as compared to 32.7% for the fourth quarter of 2012. This increase was primarily due to increased margins in the upholstery operations as increased sales volumes provided greater leverage of fixed costs partially offset by lower wood margins due to product mix and increased discounting of discontinued product. Wholesale SG&A increased $0.5 million to $15.5 million for the fourth quarter of 2013 as compared to $15.0 million for the fourth quarter of 2012, primarily due to increased volume partially offset by lower advertising and marketing costs. SG&A as a percentage of sales decreased to 28.4% as compared to 29.0% for the fourth quarter of 2012. Operating income was $2.7 million or 4.9% of sales as compared to $1.9 million or 3.7% of sales in the prior year quarter.

“We had a very good year in 2013 in our wholesale segment as we increased sales by 14%, on a normalized basis, and operating profit by 45%,” continued Spilman. “For the fourth quarter, wholesale sales increased 5.4% and operating profit grew 38%. At the divisional level, upholstery generated 16% of normalized top line growth for the year and 10% for the quarter while wood grew 10% for the year and declined by 3.0% for the quarter. Our focus on quality, styling, and service levels has enabled us to take market share with independent retailers and grow our comparable retail store sales, thus driving wholesale segment growth for seven consecutive quarters. In 2013, we hired 10 new wholesale sales reps, consolidated our open market Bassett and HGTV Home Showrooms into one expanded footprint, and opened a new Midwest Distribution Center in Indianapolis. We view ongoing wholesale growth as a key element to our improving financial performance and we will explore additional avenues to accomplish this objective in 2014.”

Retail Segment

Net sales for the 55 Company-owned stores were $51.7 million for the fourth quarter of 2013 as compared to $48.8 million for the fourth quarter of 2012, an increase of $2.9 million or 5.9%. The increase was comprised of a $1.4 million or 3.0% increase in comparable store sales and a $1.5 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 1.0% for the fourth quarter of 2013 as compared to the fourth quarter of 2012.

The consolidated retail operating income for the fourth quarter of 2013 was $0.4 million, comparable to the amount generated in the fourth quarter of 2012. The 50 comparable stores generated operating income of $1.3 million for the quarter, or 2.6% of comparable store sales, as compared to $0.3 million or 0.7% of comparable store sales for the prior year quarter. Gross margins improved to 50.3% compared to 47.9% in the prior year quarter due primarily to improved pricing strategies implemented late in the third quarter of 2013. SG&A expenses for comparable stores increased $0.9 million to $22.7 million or 47.7% of sales as compared to 47.2% of sales for the fourth quarter of 2012. This increase is primarily due to planned retail overhead investments as the Company manages growth in store count.

Losses from the non-comparable stores were $0.9 million which include $0.4 million of costs incurred prior to the opening of the store in Birmingham in October 2013 and the four other new stores that will be opening in the first quarter of 2014. These costs generally range between $0.1 million to $0.2 million per store, depending on the overall rent costs for the location and the length of time between when the Company takes possession of the physical store space and store opening. Also included in the non-comparable store loss is $0.4 million in post-opening losses from the repositioned Irvine store which opened in September 2013 and the Birmingham store. The Company incurs losses in the first two to three months following a store opening as sales are not recognized in the income statement until the furniture is delivered to its customers, resulting in operating expenses without the offset from normal sales volume. Because the Company does not maintain a stock of retail inventory that would result in quick delivery, and because of the custom nature of the furniture offerings, such deliveries are generally not made until 30 days after the furniture is ordered by the customer. Non-comparable store loss also includes the operations of one store acquired in the fourth quarter of 2012 and two other stores opened in the first half of the year.

The following table summarizes the changes in store count year to date through the fourth quarter of 2013:

	November 24,	New	Stores	Stores	November 30,
	2012	Stores	Acquired	Closed	2013

Company-owned stores	53	3	-	(1)	55
Licensee-owned stores	33	2	-	(1)	34
Total	86	5	-	(2)	89

“For the 13th quarter in a row, our corporate retail team posted positive comparable store sales, this time with a 3% gain”, commented Spilman. “Retail operating profit was flat despite increased new store pre-opening costs. Perhaps more important is the fact that our 50 comparable stores (out of 55 in the network) posted an operating profit of $1.3 million, or 2.6% of sales, which nearly quadrupled the comparable store operating profit figure for 2012. Gross margin improvement of 240 basis points was the driver of this profitability. This is a very encouraging milestone in our long quest to improve retail profitability. Achieving this level of retail operating margin for the fourth quarter bodes well for the future despite the level of startup costs related to the current store expansion.”

Sale of Idle Retail Real Estate

During the fourth quarter of 2013, the Company entered into an agreement to sell a retail store property that had closed several years ago and had been vacant off and on since 2009. The Company recorded a $0.4 million impairment charge which is included in Other loss, net in the consolidated income statement and reclassed $1.4 million from Retail real estate to Other current assets in the consolidated balance sheet. The Company closed on the sale in December 2013.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 93 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 500 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth fiscal quarter of 2013, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 30, 2013		November 24, 2012		November 30, 2013		November 24, 2012
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$83,062	100.0%	$76,812	100.0%	$321,286	100.0%	$269,672	100.0%

Cost of sales	38,977	46.9%	36,640	47.7%	155,292	48.3%	128,350	47.6%

Gross profit	44,085	53.1%	40,172	52.3%	165,994	51.7%	141,322	52.4%

Selling, general and administrative expense	40,322	48.5%	37,578	48.9%	155,318	48.3%	134,801	50.0%
New store pre-opening costs	355	0.4%	79	0.1%	671	0.2%	371	0.1%
Restructuring and asset impairment charges	-	0.0%	-	0.0%	-	0.0%	711	0.3%
Lease exit costs	-	0.0%	-	0.0%	-	0.0%	359	0.1%
Operating income	3,408	4.1%	2,515	3.3%	10,005	3.1%	5,080	1.9%

Income from Continued Dumping & Subsidy Offset Act		0.0%	-	0.0%		0.0%	9,010	3.3%
Other income (loss), net	(792)	-1.0%	163	0.2%	(1,818)	-0.6%	(2,076)	-0.8%
Income before income taxes	2,616	3.1%	2,678	3.5%	8,187	2.5%	12,014	4.5%

Income tax benefit (provision)	(1,009)	-1.2%	14,218	18.5%	(3,091)	-1.0%	14,699	5.5%
Net income	$1,607	1.9%	$16,896	22.0%	$5,096	1.6%	$26,713	9.9%

Basic earnings per share	$0.15		$1.57		$0.48		$2.43

Diluted earnings per share	$0.15		$1.55		$0.47		$2.41

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	November 30, 2013	November 24, 2012
Assets
Current assets
Cash and cash equivalents	$12,733	$45,566
Short-term investments	28,125	-
Accounts receivable, net	16,080	15,755
Inventories, net	53,069	57,916
Deferred income taxes, net	4,418	6,832
Other current assets	11,949	6,439
Total current assets	126,374	132,508

Property and equipment, net	64,271	56,624

Other long-term assets
Retail real estate	10,435	12,736
Deferred income taxes, net	10,734	10,485
Other	14,035	14,827
Total long-term assets	35,204	38,048
Total assets	$225,849	$227,180

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,892	$22,405
Accrued compensation and benefits	6,503	6,926
Customer deposits	16,214	12,253
Dividends payable	2,172	542
Other accrued liabilities	6,660	10,454
Total current liabilities	51,441	52,580

Long-term liabilities
Post employment benefit obligations	11,146	11,577
Real estate notes payable	2,467	3,053
Other long-term liabilities	3,386	2,690
Total long-term liabilities	16,999	17,320

Stockholders’ equity
Common stock	54,297	54,184
Retained earnings	104,526	104,319
Accumulated other comprehensive loss	(1,414)	(1,223)
Total stockholders' equity	157,409	157,280
Total liabilities and stockholders’ equity	$225,849	$227,180

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Year Ended	Year Ended
	November 30, 2013	November 24, 2012
Operating activities:
Net income	$5,096	$26,713
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,198	5,473
Equity in undistributed income of investments and unconsolidated affiliated companies	(770)	(347)
Provision for restructuring and asset impairment charges	-	711
Non-cash portion of lease exit costs	-	359
Provision for lease and loan guarantees	40	(41)
Provision for losses on accounts and notes receivable	361	376
Other than temporary impairment of investments	-	806
Impairment and lease exit charges on retail real estate	416	-
Deferred income taxes	2,282	(15,822)
Other, net	276	642
Changes in operating assets and liabilities
Accounts receivable	(686)	(2,967)
Inventories	4,847	(11,307)
Other current and long-term assets	(4,819)	(276)
Accounts payable and accrued liabilities	(2,601)	3,636
Net cash provided by operating activities	10,640	7,956

Investing activities:
Purchases of property and equipment	(14,302)	(9,000)
Proceeds from sales of property and equipment	958	19
Acquisition of retail licensee store	-	(549)
Proceeds from sale of interest in affiliate	2,348	1,410
Proceeds from sales of investments	-	4,854
Purchases of investments	(28,125)	(1,781)
Cash received on notes receivable	89	1,240
Net cash used in investing activities	(39,032)	(3,807)

Financing activities:
Repayments of real estate notes payable	(549)	(570)
Issuance of common stock	706	858
Repurchases of common stock	(1,750)	(7,015)
Taxes paid related to net share settlements of equity awards	(226)	(16)
Excess tax benefits from stock-based compensation	313	-
Cash dividends	(2,935)	(21,441)
Net cash used in financing activities	(4,441)	(28,184)
Change in cash and cash equivalents	(32,833)	(24,035)
Cash and cash equivalents - beginning of period	45,566	69,601
Cash and cash equivalents - end of period	$12,733	$45,566

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter ended	Quarter ended	Year ended	Year ended
	November 30, 2013	November 24, 2012	November 30, 2013	November 24, 2012
Net Sales
Wholesale	$54,631	$51,831	$215,451	$185,187
Retail	51,708	48,833	199,380	171,633
Inter-company elimination	(23,277)	(23,852)	(93,545)	(87,148)
Consolidated	$83,062	$76,812	$321,286	$269,672

Operating Income (Loss)
Wholesale	$2,665	$1,925	$10,883	$7,500
Retail	352	369	(1,452)	(2,067)
Inter-company elimination	391	221	574	717
Restructuring and asset impairment charges	-	-	-	(711)
Lease exit costs	-	-	-	(359)
Consolidated	$3,408	$2,515	$10,005	$5,080

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	50 Comparable Stores				47 Comparable Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 30, 2013		November 24, 2012		November 30, 2013		November 24, 2012
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$47,632	100.0%	$46,234	100.0%	$168,968	100.0%	$157,006	100.0%

Cost of sales	23,677	49.7%	24,076	52.1%	86,896	51.4%	81,356	51.8%

Gross profit	23,955	50.3%	22,158	47.9%	82,072	48.6%	75,650	48.2%

Selling, general and administrative expense*	22,702	47.7%	21,821	47.2%	81,265	48.1%	76,500	48.7%

Income from operations	$1,253	2.6%	$337	0.7%	$807	0.5%	$(850)	-0.5%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 30, 2013		November 24, 2012		November 30, 2013		November 24, 2012
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$4,076	100.0%	$2,599	100.0%	$30,412	100.0%	$14,627	100.0%

Cost of sales	2,040	50.0%	1,318	50.7%	16,015	52.7%	7,916	54.1%

Gross profit	2,036	50.0%	1,281	49.3%	14,397	47.3%	6,711	45.9%

Selling, general and administrative expense	2,582	63.3%	1,170	45.0%	15,985	52.6%	7,557	51.7%
Pre-opening store costs**	355	8.7%	79	3.0%	671	2.2%	371	2.5%

Loss from operations	$(901)	-22.1%	$32	1.2%	$(2,259)	-7.4%	$(1,217)	-8.3%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and the store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.